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                            Community Financial Corp.
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                (Name of Registrant as Specified in Its Charter)

                               Barrett R. Rochman
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     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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April 19, 2000

Dear Fellow Stockholder:

         I am hopeful that his will be my final letter to you prior to the annual meeting on April 27. Once again, I am very disappointed with Wayne Benson's most recent letter. For him to accuse me of not telling the truth is simply unacceptable and I continue to trust that you are able to see through his strategy of confusing the real issues.

THE FACTS CONTINUE TO SPEAK FOR THEMSELVES

-> A report by Institutional Shareholder Services, which our company touts, states that our shareholder returns, since going public in 1995, have been a NEGATIVE 6.85% compared to 87.78% for the NASDAQ Bank Index and 411.88% for the NASDAQ Composite Index. Do you consider our shareholder returns acceptable?

-> Our company's stock traded at $8 3/4 on April 18, 2000. That price has gone down since my last letter to you and is still below the initial public offering price of our company's stock when it went public in 1995. Who's kidding who? Have you received an acceptable return on your investment in Community Financial common stock?

-> Wayne conveniently fails to mention his MRP, extra board fees, and bank paid taxes as part of his compensation package when he tells you his salary is just average.

-> Our company's net income was lower in 1999 than in 1998. Does our board not realize that our profits are going in the wrong direction? How long does management want stockholders to wait for improved performance and stock price?

         I am growing weary of constantly having to set the record straight. But, please indulge me with one more opportunity to provide you with additional information as you consider your vote.

         The report of Institutional Shareholder Services (ISS), which Wayne Benson spends about one-half of his most recent letter discussing, should be disregarded. Wayne's report to ISS most likely failed to alert ISS to disturbing facts for which I Know he is aware. Also, nowhere in its report has ISS "overwhelmingly endorsed Community Financial's position," as Mr. Benson claims. I have read ISS's report. If it was so positive, as Mr. Benson states, why didn't our company send the report to all of its stockholders? The probable reason for this is that the report referred to several negative aspects of the bank's performance. Failure to tell the entire story is nothing new for Community Financial. It took them several years to let you know they paid 40% cash bonuses to directors on their vested MRP shares.

OTHER COMMENTS ON VARIOUS CLAIMS OF WAYNE BENSON

         Wayne takes exception to the fact I borrowed money from a commercial bank to buy some shares in Community Financial. What business is Mr. Benson in !?! I thought it was banking. He should be spending his time on getting good loans, not fighting proxy contests.

         He states I have no banking experience. He's wrong; he knows I have experience. He knows I served on a bank holding company board. He also conveniently forgot to mention Michael Nadler, who is one of my nominees. Michael has banking experience as a former First Vice President of a commercial bank that was three times the size of Community Financial.

THE STRATEGIC PLAN

         Wayne Benson places much emphasis on a still unproven plan. Have you also noticed the disclaimers on the news release where our company announced the adoption of the Strategic Plan? Let me quote a couple here:

                           "The Company wishes to caution readers not to place
                  undue reliance on any such forward-looking statements . . ."

                           Certain statements regarding the Strategic Plan "are
                  subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, . . . fluctuations in interest rates, demand for loans in the Company's market area, [and] whether the Company is able to successfully implement the Strategic Plan. . ."

         The Strategic Plan is a nice idea but our company seems to have a lot of excuses if it doesn't work.

THE BOTTOM LINE

         Even Wayne Benson has admitted that he does not dispute the poor performance and difficulties Community Financial has faced. Management had its chance for the past 4 1/2 years to improve our company's financial performance and stock price but has FAILED. I say we need an immediate change at Community Financial. If elected, I will do my utmost to motivate the board to improve our company's financial performance and stock price.

         I hope many stockholders will attend the annual meeting on April 27, and I look forward to seeing you there. I would appreciate and be honored to receive your vote. We can make a difference at Community Financial.

         If you have any questions or need additional information, please do not hesitate to call me at (800) 529-3513.

                                                          Sincerely,

                                                          /s/ Barrett R. Rochman

                                                          Barrett R. Rochman




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IMPORTANT - PLEASE DO NOT SIGN OR RETURN ANY WHITE PROXY CARDS. PLEASE SIGN AND
RETURN ONLY YOUR BLUE PROXY CARD TO ME. HOWEVER, IF YOU HOLD YOUR SHARES THROUGH A BROKER OR A BANK, PLEASE SIGN AND RETURN ONLY YOUR BLUE PROXY CARD TO YOUR BROKER OR BANK. IF YOU DID NOT RECEIVE A BLUE PROXY CARD, PLEASE CALL YOUR BROKER OR BANK IMMEDIATELY AND INSTRUCT THEM TO VOTE ONLY THE BLUE PROXY CARD.

REMEMBER, WE STOCKHOLDERS SHOULD HAVE A VOICE IN THE AFFAIRS OF OUR
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COMPANY.  WE CAN MAKE A DIFFERENCE AT COMMUNITY FINANCIAL.